Exhibit 99.1

INTERLEUKIN GENETICS REPORTS FOURTH QUARTER AND YEAR END 2008 FINANCIAL RESULTS

WALTHAM, MA — MARCH 9, 2009 - Interleukin Genetics, Inc. (NYSE: Alternext US: ILI) today announced financial and operational results for the fourth quarter and year ended December 31, 2008.

“In 2008, we put an experienced staff in place to establish the Company as a market leader in personalized healthcare and focus our business strategy on increasing revenue from our intellectual property,” said Lewis H. Bender, Chief Executive Officer.  “During the past year, we achieved milestones in several critical areas that support our longer term goals of increasing genetic test and consumer product sales, as well as forming new partnerships.”

2008 and Recent Highlights

•                  Presented Important New Osteoarthritis Data. Interleukin Genetics, Inc. Chief Scientific Officer Kenneth Kornman presented research findings on the genetics of osteoarthritis at the Osteoarthritis Research Society International (OARSI). The research highlighted the clinical utility of an osteoarthritis genetic test for both guiding the medical management of high risk patients and future use and development of related therapies.

•                  Expanded Distribution Networks. Interleukin Genetics, Inc. and Alticor, Inc. reached an agreement on its intellectual property that permits the expansion of Interleukin Genetics’ distribution network for certain genetic tests.

•                  Established Important New Clinical Partnerships. Interleukin Genetics, Inc. partnered both with Geisinger clinic in 2008 to analyze DNA samples from over 800 morbidly obese patients in effort to develop a genetic test for bariatric surgery candidates, as well as with Oral DNA to sell our PST® test.

•                  Awarded for Industry Research. Interleukin Genetics, Inc. received the 12th John M. Kinney Award for Nutrition and Metabolism at the annual Congress of the European Society of Parenteral and Enteral Nutrition.  The award was given for the paper, “Interleukin-1 genotype-selective inhibition of inflammatory mediators by a botanical: a nutrigenetics proof of concept,” which was published in Nutrition: The International Journal of Applied and Basic Nutritional Sciences.

•                  Enhanced Company Leadership. Throughout 2008, Interleukin Genetics, Inc. enhanced its management team with the addition of a new chief financial officer, vice president of marketing, senior business development executive, and staffed other critical positions in research and development, public relations, human resources, laboratory management and computer and information technology.

The Company reported revenues of $10.0 million and a net loss of $6.7 million, or $(0.21) per basic and diluted common share, for the year ended December 31, 2008, compared to revenues in 2007 of $9.7 million and a net loss of $6.2 million, or $(0.22) per basic and diluted common share. The revenue increase is primarily attributable to growth in consumer product revenue in combination with increased royalty and contract research revenue offset by a slight decrease in genetic testing revenue.

Research and development expenses were $3.6 million for the year ended December 31, 2008 compared to $2.9 million for the year ended December 31, 2007. The increase is attributable to expenses relating to the Company’s sponsored research agreement with Yonsei University, as well as additional expenses relating to our patent portfolio.

Selling, general and administrative expenses were $7.0 million for the year ended December 31, 2008 compared to $6.4 million for the prior year. The increase is primarily attributable to increased promotional and advertising expenses as well as increased expenses due to additional headcount.

Fourth Quarter Results

Revenue for the three months ended December 31, 2008, was $2.7 million compared to $2.3 million for the same period in 2007. The increase is primarily due to increased research revenue and an increase in royalty revenue offset by a decrease in genetic testing revenue compared to the same period last year.

Research and development expenses were $1.1 million for the quarter ended December 31, 2008, compared to $682,000 for the same period in 2007.  The increase was primarily due to expenses relating to our expanded research programs in the areas of osteoarthritis, obesity, sports medicine and osteoporosis.

Selling, general and administrative expenses were $1.6 million for the three months ended December 31, 2008, compared to $1.5 million for the quarter ended December 31, 2007. The increase is primarily due to increased promotional and advertising expenses across both segments of the Company’s business as well as increased expenses due to additional headcount.

The Company reported a net loss of $1.5 million, or $(0.05) per basic and diluted common share, for the fourth quarter of 2008, which was consistent with the same period in the prior year. On December 31, 2008, the Company reported cash and cash equivalents of $5.0 million compared to $7.6 million of cash and cash equivalents on December 31, 2007. In addition, the Company has access to $10.3 million under credit facilities with Alticor now extended through March 2010.

“We see an exciting and evolving market opportunity for the services and technology Interleukin Genetics can offer. We believe the needs of pharmaceutical and biotechnology companies to boost innovation and development success will enhance the market for molecular diagnostic tools,” continued Mr. Bender. “As such, we will continue our focus for 2009 on developing genetic tests for chronic diseases that can provide meaningful value for drug developers, while further exploring exciting areas of new research that resonate with consumers.”

Conference Call and Webcast Information

Interleukin Genetics, Inc. will host a live conference call and webcast today at 4:30 p.m. EDT. To access the live call, dial 877-795-3646 (domestic) or 719-325-4833 (international). The live webcast will be available at the Investors section of the Company’s website, www.ilgenetics.com.

The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE: Alternext US: ILI), is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin Genetics uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin Genetics is headquartered in Waltham, MA.  For more information about Interleukin Genetics, its products and ongoing programs, please visit http://www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other documents we file with, or furnish to, the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	31-Dec	31-Dec
Balance Sheet Data :	2008	2007

Cash and cash equivalents	$4,952,481	$7,646,468
Total current assets	6,866,284	10,012,508
Total assets	$12,154,388	$16,385,949

Total current liabilities	$3,666,961	$6,162,535
Total liabilities	7,671,961	6,193,535

Total shareholders’ equity	4,482,427	10,192,414

Total liabilities and shareholders’ equity	$12,154,388	$16,385,949

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
Statement of Operations Data:	2008	2007	2008	2007
Revenue:
Genetic testing service revenue	$113,925	$130,328	$409,452	$779,238
Net consumer products sales	1,801,026	1,699,654	7,394,293	6,873,209
Contract research revenue	680,389	469,825	2,061,149	2,028,031
Other	117,288	11,656	150,086	20,015

Total revenue	2,712,628	2,311,463	10,014,980	9,700,493

Operating costs and expenses:
Cost of genetic testing services	261,205	254,679	940,241	975,769
Cost of consumer products sold	834,001	841,605	3,797,677	3,723,677
Research and development	1,104,772	681,909	3,560,002	2,928,249
Selling, general and administrative	1,583,229	1,546,941	7,034,368	6,367,973
Amortization of intangibles	338,770	415,170	1,335,438	1,651,244

Total operating costs and expenses	4,121,977	3,740,304	16,667,726	15,646,912

Loss from operations	(1,409,349)	(1,428,841)	(6,652,746)	(5,946,419)

Total other income and expense, net	(22,138)	(68,186)	27,463	(256,866)

Net loss before income taxes	(1,431,487)	(1,497,027)	(6,625,283)	(6,203,285)

Provision for income taxes	(36,602)	(3,500)	(26,102)	(15,500)

Net loss	$(1,468,089)	$(1,500,527)	$(6,651,385)	$(6,218,785)

Net loss per basic and diluted common share	$(0.05)	$(0.05)	$(0.21)	$(0.22)

Weighted average common shares outstanding	31,799,314	28,159,412	31,354,198	27,723,754

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Contacts:

Media:	Investor Relations:
Erin Walsh	Melanie Friedman
Interleukin Genetics	Stern Investor Relations
781-419-4707	212-362-1200
ewalsh@ilgenetics.com	melanie@sternir.com